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EXHIBIT 99.4(j)

Special Endorsement For Texas Optional Retirement Program (Form 0814-HA86)
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                                                                 EXHIBIT 99.4(j)

FIRST CAPITAL LIFE
INSURANCE COMPANY

                            SPECIAL ENDORSEMENT FOR
                       TEXAS OPTIONAL RETIREMENT PROGRAM

This endorsement is to be attached to and becomes a part of the Contract of each purchaser who is also a participant in the Texas Optional Retirement Program ("Program").

Notwithstanding any provision of the contract to the contrary, the following restrictions apply to participants in the Texas Optional Retirement Program, pursuant to Texas law:

     (a) loans against the cash value of a contract, surrender of contracts and other withdrawals to buy an annuity or make payment to you, your estate or your beneficiary may be made only if you die, retire or terminate employment in all Texas institutions of higher education, as defined under Texas law.

     (b) withdrawals may only be made if we first receive (1) a written statement from the appropriate institution verifying your vesting status and termination of employment, and, except in case of your death, (2) a written statement from you that you are not transferring employment to another Texas institution of higher education.

     (c) if you die, retire, or terminate employment in all Texas institutions of higher education before you are vested in the Program (this currently requires one year of participation in the Program), any amounts provided by the State's matching contribution will be refunded to the appropriate institution and not included in any payment we make.

     (d) a withdrawal to make payment to an entity providing another funding vehicle may be made only to the extent permitted under the Program.

We reserve the right to change these restrictions, or to add restrictions, without your consent, to the extent necessary to maintain compliance with the laws and regulations applicable to the Program.

Signed for the Company at La Jolla, California.

     /s/ ANDREW L. LOEB             /s/ FRED A BUCK
     Secretary                      President


0814-HA86